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Exhibit 4.5

DELANO TECHNOLOGY CORPORATION

STOCK OPTION PLAN

STOCK OPTION AGREEMENT

OPTIONEE	—[name]
OPTIONED SHARES	—[number] Common Shares
EXERCISE PRICE	—[•]
EXPIRY DATE	—[date]

        WHEREAS by resolution of the Board of Directors dated    •    , DIVINE, INC. (the "DIVINE") has granted to the undersigned (the "Optionee") an option (the "Option") to purchase that number of common shares in the capital of DIVINE set out above ("Optioned Shares") at a price per share equal to the Exercise Price specified above.

        NOW THEREFORE it is agreed as follows:

        1.    The Option is in all respects subject to and governed by the terms and conditions of the Stock Option Plan of DIVINE (the "Plan"), all of which terms and conditions are incorporated into and form a part of this Agreement.

        2.    Subject to the terms of the Plan, and subject as otherwise provided in this Agreement, this Option is exercisable in whole or in part at any time and from time to time.

        3.    The Optionee shall, without limiting the generality of the Plan, be entitled to exercise this Option by executing and delivering to DIVINE an Option Exercise Letter substantially in the form attached to this Agreement.

        4.    This Agreement shall be binding upon and ensure to the benefit of DIVINE, its successors and assigns and the Optionee and the legal representative of his or her estate and any person who acquires the Optionee's rights in respect of any Options by will or by the law of succession.

        5.    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

        6.    The Optionee agrees to bound by the Shareholders Agreement (as defined in the Plan).

        DIVINE hereby acknowledges the Optionee's acceptance of the terms of this Agreement and the Option.

DATED this                                                 day of                                                 ,

DELANO TECHNOLOGY CORP.
By:

Signature of Witness	Signature of Optionee

DELANO TECHNOLOGY CORPORATION
STOCK OPTION PLAN

OPTION EXERCISE LETTER

Date:

To:            DIVINE, INC.

Re:            Stock Option Plan (the "Plan")

Dear Sirs:

        1.    On                                                 , there was granted to me under the Plan by agreement (the "Option Agreement") an Option to purchase                  Common Shares of DIVINE, INC. at the price of $                  per share. I duly accepted the grant of such Option in accordance with the terms of the Plan.

        2.    On this day of                        ,        , I hereby exercise the Option granted to me as set forth below. The number of Common Shares of DIVINE, INC. which I elect to purchase at this time is                  shares.

        3.    I enclose my certified cheque payable to DIVINE, INC. in the amount of $                  as payment in full for such shares.

        4.    I agree to sign and be bound by the Shareholder's Agreement (as defined in the Option Plan).

Yours very truly,

Signature of Optionee

Name of Optionee

QuickLinks

  Exhibit 4.5
DELANO TECHNOLOGY CORPORATION STOCK OPTION PLAN STOCK OPTION AGREEMENT
DELANO TECHNOLOGY CORPORATION STOCK OPTION PLAN OPTION EXERCISE LETTER